CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 23, 2014, relating to the financial statements and financial highlights which appear in the October 31, 2014 annual reports to shareholders of Invesco Asia Pacific Growth Fund, Invesco European Growth Fund, Invesco Global Small & Mid Cap Growth Fund, Invesco International Core Equity Fund, Invesco International Growth Fund, Invesco Global Growth Fund, Invesco Select Opportunities Fund and Invesco Global Opportunities Fund (the portfolios constituting AIM International Mutual Funds (Invesco International Mutual Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 24, 2015